Exhibit 77K
                  Changes in Registrants' Certifying Accountant

1. On August 13,1999, based upon the recommendation of the Audit Committee of the Registrants' Board Directors, and in accordance with Section 32 of the Investment Company Act of 1940, as amended, and the rules thereunder, the Board of Directors determined not to retain Ernst & Young LLP ("Ernst & Young") as the Registrants' independent accountants and voted to appoint KPMG LLP. ("KPMG") as the Registrants' independent accountants for the fiscal year ended December 31, 1999.

2. During the Registrants' two most recent fiscal years ended December 31, 1998, Ernst & Young's reports on the Registrants' financial statements contained no adverse opinions or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

3. During the Registrants' two most recent fiscal years ended December 31, 1998, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused it to make reference to the subject matter of the disagreement in connection with its reports.

4. During the Registrants' two most recent fiscal years ended December 31, 1998, there have been no "reportable events" as such term is described in Items 304 (a)(1)(v) of Regulation S-K with respect to Ernst & Young.

5. On August 13, 1999, the Registrants engaged KPMG as its principal accountants to audit the Registrants' financial statements. During the Registrants' two most recent fiscal years through December 31, 1999, the Registrants have not consulted with KPMG on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrants' financial statements or (ii) concerned the subject matter of a disagreement or reportable event with Ernst & Young.

6. The Registrants have requested Ernst & Young to furnish them with a letter addressed to the Securities and Exchange Commission stating whether Ernst & Young agrees with the statements contained in the second, third, and fourth paragraphs above. A copy of the letter from Ernst & Young to the Securities and Exchange Commission is filed as Annex I hereto.